As filed with the Securities and Exchange Commission on September 16, 2014    Registration No. 333-198082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Form S-3
(Amendment No. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

Peoples Bancorp Inc.
(Exact name of Registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	31-0987416 (I.R.S. Employer Identification Number)
138 Putnam Street, Marietta, Ohio 45750 (740) 373-3155 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_____________________________________________

M. Ryan Kirkham
Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750
(740) 376-7574
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________________________________________

Copies to: Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Telephone: (513) 977-8171 Facsimile: (513) 977-8141
________________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, (no par value)	1,847,826	$23.47	$43,368,476.22	$5,585.86

(1)
Pursuant to Rule 416 under the Securities Act of 1933 the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Select Market® on August 11, 2014, which was $23.47 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2014

PROSPECTUS
PEOPLES BANCORP INC.

1,847,826 Shares of Common Stock
Offered by Selling Shareholders

This prospectus relates to the offer and sale from time to time of up to 1,847,826 shares of our common stock, no par value, by the shareholders listed in this prospectus in the section entitled “Selling Shareholders” (hereinafter referred to collectively as the “Selling Shareholders”). These shares were sold and issued to the Selling Shareholders in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Private Placement”) pursuant to the stock purchase agreements dated August 4, 2014 (the “Purchase Agreements”). We are registering the shares as required by the Purchase Agreements. However, the registration of the shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders. We are not selling any common stock and will not receive any of the proceeds from the sale of shares under this prospectus.
The Selling Shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 5. We have agreed to bear the expenses in connection with the registration of the common stock offered by the Selling Shareholders. However, we will not be paying any underwriting discounts or commissions in this offering.

Our common shares are listed on the NASDAQ Global Select Market® under the symbol “PEBO.” Unless we state otherwise in the applicable prospectus supplement, we will not list any of the other securities on any securities exchange.
Investing in our securities involves a high degree of risk. We urge you to carefully read the sections entitled “Risk Factors” beginning on page 3 of this prospectus and in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), which is incorporated herein by reference, before you decide to invest in our securities.
________________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, NOR ANY BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
ANY SECURITIES OFFERED BY THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT WILL BE OUR EQUITY SECURITIES OR UNSECURED OBLIGATIONS AND WILL NOT BE DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY OF OUR BANK OR NON-BANK SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.
________________________________________
The date of this prospectus is September 16, 2014.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SUMMARY	1
PEOPLES BANCORP INC.	1
FORWARD-LOOKING STATEMENTS	2
RISK FACTORS	3
SELLING SHAREHOLDERS	3

USE OF PROCEEDS	5

PLAN OF DISTRIBUTION	5

DESCRIPTION OF CAPITAL STOCK	7

LEGAL MATTERS	10

EXPERTS	10

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	10

WHERE YOU CAN FIND MORE INFORMATION	11

i

ABOUT THIS PROSPECTUS
We and the Selling Shareholders have not authorized anyone to give or provide any information different from the information that is contained or incorporated by reference into this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or by any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. Neither the delivery of this prospectus nor any accompanying prospectus supplement nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in our business, financial condition, results of operations or prospects since the date of this prospectus or of any such prospectus supplement.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by the Selling Shareholders in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Unless the context requires otherwise, all references in this prospectus to “we”, “us”, “our”, “Peoples” or the “Company” refer to Peoples Bancorp Inc. and its subsidiaries, including Peoples Bank, National Association (“Peoples Bank”).

SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this prospectus and any applicable prospectus supplement, including the documents incorporated by reference, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus.

PEOPLES BANCORP INC.

Peoples is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1980. Peoples offers diversified financial products and services through 50 financial service locations and 50 automated teller machines (“ATM”) in central, northeastern and southeastern Ohio, west central West Virginia and northeastern Kentucky through its financial service subsidiaries. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank. Peoples’ other wholly-owned subsidiary is Peoples Investment Company. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC and PBNA, L.L.C., an asset management company. Peoples Investment Company owns Peoples Capital Corporation.

Peoples’ primary business activities are conducted through Peoples Bank, a full-service community bank. Peoples Bank was first chartered as an Ohio banking corporation under the name “The Peoples Banking and Trust Company” in Marietta, Ohio, in 1902 and reorganized as a national banking association under its current name in 2000. Peoples Bank is a member of the Board of Governors of the Federal Reserve System ("Federal Reserve") and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency. Peoples Bank’s products and services include traditional banking products, such as deposit accounts, lending products and trust services. Peoples Bank provides services through traditional branch offices, ATMs and telephone and internet-based banking. Brokerage services are offered exclusively through an unaffiliated registered broker-dealer located at Peoples Bank’s offices. Peoples Bank also makes available credit cards to consumers and businesses, as well as merchant credit card processing services, through joint marketing arrangements with third parties.

Peoples Investment Company, its subsidiary Peoples Capital Corporation, and PBNA, L.L.C. were formed to optimize Peoples’ consolidated capital position and provide new investment opportunities as a means of enhancing profitability. These opportunities include, but are not limited to, investments in low-income housing tax credit funds or projects, venture capital and other higher risk investments that Peoples Bank is limited or restricted from participating in. Presently, the operations of these companies do not represent a material part of Peoples’ overall business activities.

Through the financial services units noted above, Peoples makes a complete line of banking, investment, insurance and trust solutions available to its customers and clients. These products and services include, without limitation, the following:

•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit;

•	commercial, consumer and real estate mortgage loans (both commercial and residential) and lines of credit;

•	debit and ATM cards;

•	corporate and personal trust services;

•	safe deposit rental facilities;

•	money orders and cashier’s checks;

•	full range of life, health and property and casualty insurance products; and

•	custom-tailored fiduciary and wealth management services.

As of June 30, 2014, Peoples had total assets of approximately $2.2 billion, total loans of approximately $1.3 billion, total deposits of approximately $1.7 billion, and total shareholders’ equity of approximately $244.3 million.

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” Peoples is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this prospectus. Peoples principal offices are located at 138 Putnam Street, Marietta, Ohio 45750, (740) 373-3155.
Recent Events
On January 21, 2014, Peoples entered into an Agreement and Plan of Merger with Midwest Bancshares, Inc. (“Midwest”). Subsequently, on May 30, 2014, Peoples consummated a merger with Midwest in a stock and cash transaction valued at approximately $12.6 million. Immediately following the merger of Midwest into Peoples, First National Bank of Wellston (“First National”), a wholly-owned subsidiary of Midwest, was merged into Peoples Bank, with Peoples Bank as the surviving entity. At that time, First National’s two offices, located in Jackson and Wellston, Ohio, became offices of Peoples Bank.

On April 4, 2014, Peoples entered into an Agreement and Plan of Merger with Ohio Heritage Bancorp, Inc. (“Ohio Heritage”). Subsequently, on August 22, 2014, Peoples consummated a merger with Ohio Heritage in a stock and cash transaction valued at $37.6 million. Immediately following the merger of Ohio Heritage into Peoples, Ohio Heritage Bank, a wholly-owned subsidiary of Ohio Heritage, merged into Peoples Bank, with Peoples Bank as the surviving entity.

On April 21, 2014, Peoples and Peoples Bank entered into an Agreement and Plan of Merger with North Akron Savings Bank (“North Akron”). Peoples expects this stock and cash transaction, valued at $20.1 million, to be completed in the fourth quarter of 2014, subject to the satisfaction of customary closing conditions. Under the terms of the agreement, at the effective time, North Akron will merge into Peoples Bank, with Peoples Bank as the surviving entity.

On August 4, 2014, Peoples announced that it entered into an Agreement and Plan of Merger with NB&T Financial Group, Inc. (“NB&T Financial”). Peoples expects this stock and cash transaction, valued at approximately $109 million, to be completed late in the fourth quarter of 2014 or early in the first quarter of 2015, subject to the satisfaction of customary closing conditions. Following the merger of NB&T Financial into Peoples, NB&T Financial’s wholly-owned subsidiary, The National Bank and Trust Company, which operates twenty-two branches in southwest Ohio, will merge into Peoples Bank, with Peoples Bank as the surviving entity.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, statements about our future business, financial condition, liquidity and results of operations. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. We use words such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates”, and variations of such words and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties will be described under the “Risk Factors” heading of any applicable prospectus supplement and under similar headings in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, and include, among other factors:

•
our efforts to integrate the Midwest acquisition and any future acquisition targets, including Ohio Heritage, North Akron and NB&T Financial, may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

•
the success, impact, and timing of the implementation of our business strategies, including the successful integration of the recently completed acquisitions and the expansion of consumer lending activity;

•
competitive pressures among financial institutions or from non-financial institutions, which may increase significantly, impacting product and pricing pressures and our ability to attract, develop and retain qualified professionals;

•
changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and the monetary policies of the Federal Reserve, which may adversely impact interest margins and interest rate sensitivity;

•	changes in prepayment speeds, loan originations, sale volumes and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated;

•
economic conditions, either nationally or in the areas where we do business, may be less favorable than expected, which could decrease the demand for loans, deposits and other financial services and increase loan delinquencies and defaults;

•	political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions;

•
legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject us to a variety of new and more stringent legal and regulatory requirements that could adversely affect our business;

•	deterioration in the credit quality of our loan portfolio, which may adversely impact the provision for loan losses;

•	changes in accounting standards, policies, estimates or procedures may adversely affect our reported financial condition or results of operations;

•
adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within our investment portfolio and the interest rate sensitivity of our consolidated balance sheets;

•	our ability to receive dividends from our subsidiaries;

•	our ability to maintain required capital levels and adequate sources of funding and liquidity;

•	the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or us;

•	the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;

•
effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; and

•	other risk factors relating to the banking industry as detailed from time to time in our reports filed with the SEC.

The factors identified above are illustrative but are not intended to represent a complete list of all the factors that could adversely affect our business, financial condition, liquidity or results of operations. You should evaluate all forward-looking statements with an understanding of their inherent uncertainty. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, changed circumstances or any other reason. However, you should consult further disclosures made on related subjects in our subsequent filings and reports with the SEC.
RISK FACTORS
Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risks and uncertainties described in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, as well as the risk factors set forth under the “Risk Factors” heading in any applicable prospectus supplement. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Forward-Looking Statements.” The market or trading price of our securities could decline due to any of these risks and uncertainties, and you may lose all or part of your investment.
SELLING SHAREHOLDERS
In the Private Placement we sold 1,847,826 shares of our common stock, at a price of $23.00 per share in cash to the Selling Shareholders, pursuant to individual Purchase Agreements by and between us and each of the Selling Shareholders.
This table is prepared based on information supplied to us by the Selling Shareholders and reflects their beneficial ownership of our common stock as of August 11, 2014. As used in this prospectus, the term “Selling Shareholders” includes the Selling Shareholders listed below, and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column captioned “Number of Shares Being Offered” represents all of the shares of common stock that each Selling Shareholder may offer under this prospectus. Each Selling Shareholder may elect to sell some, all or none of those shares of common stock.
Beneficial ownership is determined in accordance with Rule 13d-3(d) of the Exchange Act. The percentage of shares to be beneficially owned after the offering (assuming all of the shares offered hereby are sold) is based on 10,933,739 shares of our common stock outstanding as of August 11, 2014.

Name of Selling Shareholder	Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares Being Offered	Common Stock Beneficially Owned After Offering(1)(2)	Percentage of Common Stock Beneficially Owned After Offering(1)(2)
Banc Fund VII L.P. (3)	36,000	36,000	—	—%
Banc Fund VIII L.P. (3)	84,000	84,000	—	—%
Malta Hedge Fund II, L.P. (4)	126,500	126,500	—	—%
Malta Hedge Fund, L.P. (4)	17,300	17,300	—	—%
Malta MLC Offshore, Ltd. (5)	11,300	11,300	—	—%
Malta MLC Fund, L.P. (4)	41,500	41,500	—	—%
Malta Offshore Ltd. (5)	27,700	27,700	—	—%
Malta Titan Fund, L.P. (4)	48,500	48,500	—	—%
SOAM Market Neutral Master Fund, Ltd. (5)	11,200	11,200	—	—%
SOAM Phoenix Partners, L.P. (4)	16,000	16,000	—	—%
Stieven Financial Offshore Investors, Ltd. (6)	19,044	19,044	—	—%
Stieven Financial Investors, L.P. (6)	95,956	95,956	—	—%
EJF Financial Services Fund, L.P. (7)	175,000	175,000	—	—%
JAM Partners, L.P. (8)	106,000	106,000	—	—%
JAM Special Opportunities Fund, III L.P. (8)	55,650	55,650	—	—%
JAM Consolidation Fund, L.P. (8)	21,200	21,200	—	—%
Investure Global Equity (JAM), LLC (8)	82,150	82,150	—	—%
Ithan Creek Investors USB, LLC (9)	622,000	622,000	—	—%
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II Small Cap 2000 Portfolio (9)	31,100	31,100	—	—%
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Small Cap 2000 Portfolio (9)	31,000	31,000	—	—%
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust Small Cap 2000 Portfolio (9)	65,900	65,900	—	—%
Manulife US Regional Bank Trust (10)	21,700	21,700	—	—%
JH Financial Opportunities Fund (10)	122,945	48,300	74,645	0.68%
JH Regional Bank Fund (10)	162,485	15,000	147,485	1.35%
Elizabeth Park Capital Master Fund, Ltd. (11)	242,614	36,640	205,974	1.88%
Elizabeth Park Investment Fund, L.P. (11)	24,611	1,186	23,425	0.21%
Total	2,299,355	1,847,826	451,529	4.13%

(1)
A person or entity is deemed to own shares beneficially if that person or entity has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options or warrants that are exercisable or will become exercisable within the succeeding 60 days are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person or entity holding such options or warrants, but not for computing the percentage ownership of any other shareholder. On the other hand, under SEC rules, shares which are subject to options or warrants that will become exercisable only on the occurrence of an event, other than the passage of time, or more than 60 days into the future are not deemed outstanding or beneficially owned. Except as otherwise indicated below, the persons or entities listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	Assumes all shares offered hereby are sold by the Selling Shareholders.
(3)
Banc Fund VII L.P. and Banc Fund VIII L.P. (the “BF Partnerships”) are directly or indirectly controlled by The Banc Funds Company, L.L.C. Charles J. Moore, Member of The Banc Funds Company, L.L.C., has voting and investment power over all shares beneficially owned by the BF Partnerships.

(4)
Listed beneficial owner shares voting and dispositive power over the shares listed in the table with Sandler O’Neill Asset Management, LLC and SOAM Holdings, LLC. Terry Maltese is the Managing Member of each of Sandler O’Neill Asset Management, LLC, the management company of the listed beneficial owner, and SOAM Holdings, LLC, the General Partner of the listed beneficial owner. As such, Mr. Maltese has the power to vote and dispose of the shares listed in the table. Mr. Maltese disclaims beneficial ownership over the shares listed in the table except to the extent of his pecuniary interest therein.

(5)
Listed beneficial owner shares voting and dispositive power over the shares listed in the table with Sandler O’Neill Asset Management, LLC. Terry Maltese is the Managing Member of Sandler O’Neill Asset Management, LLC, which is the investment manager of the listed beneficial owner. As such, Mr. Maltese has the power to vote and dispose of the shares listed in the table. Mr. Maltese disclaims beneficial ownership over the shares listed in the table except to the extent of his pecuniary interest therein.

(6)
Joseph A. Stieven, Stephen L. Covington and Daniel M. Ellefson, all members of Stieven Capital GP, LLC, the general partner of Stieven Financial Investors, L.P., and managing directors of Stieven Capital Advisors, L.P., the investment manager of Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd., share voting and investment power over the shares held by Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd., respectively.

(7)
EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP. EJF Capital LLC is the sole member of EJF Financial Services GP, LLC. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting and investment power over the securities beneficially owned by EJF Financial Services Fund, LP.

(8)
JAM Partners, L.P., JAM Consolidation Fund, L.P., JAM Special Opportunities Fund III, L.P. and Investure Global Equity (JAM), LLC (the “JAM Entities”) are directly or indirectly controlled by Jacobs Asset Management, LLC. Sy Jacobs, Managing Member of Jacobs Asset Management, LLC, has voting and investment power over all shares beneficially owned by the JAM Entities.

(9)
Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(10)
Manulife Asset Management (US) LLC is the sub-investment adviser to Manulife US Regional Bank Trust, John Hancock Financial Opportunities Fund and John Hancock Regional Bank Fund (the “Funds”).  The portfolio managers listed in the most recently amended registration statements or offering documents of the Funds, have investment and voting control over the shares beneficially owned by the Funds.  The Funds have advised us that each entity may be deemed an affiliate of a registered broker-dealer, but the Funds represent that each entity acquired the shares being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(11)
Elizabeth Park Investment Fund, L.P. and Elizabeth Park Capital Master Fund, Ltd. (the “Elizabeth Park Funds”) are directly or indirectly controlled by Elizabeth Park Capital Management, Ltd. Fred Cummings, Managing Member of Elizabeth Park Capital Management, Ltd., has voting and investment power over all shares beneficially owned by the Elizabeth Park Funds.

USE OF PROCEEDS
All proceeds from any sales of the shares of our common stock covered by this prospectus will go to the Selling Shareholders who offer and sell such shares. Accordingly, we will not receive any of the proceeds from the sale of shares by the Selling Shareholders.
PLAN OF DISTRIBUTION
We are registering the shares of common stock issuable to the Selling Shareholders to permit the resale of such shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by any Selling Shareholders. We will bear all of our fees and expenses incident to our obligation to register the shares of common stock.

The Selling Shareholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer may, from time to time, sell all or a portion of the shares of common stock beneficially owned by them. These Selling Shareholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The NASDAQ Global Select Market® or on any other stock exchange, market, including the over-the-counter market, or trading facility on which the shares are traded, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices and terms then obtainable, or at fixed prices, which may be changed. The distribution of these securities may be effectuated in one or more transactions using any one or more of the following methods:

•	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	sales to one or more dealers for resale of such securities as principals;

•	transactions involving block trades;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	any combination of the foregoing; or

•	any other method permitted by applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
The Selling Shareholders also may sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.
To the extent required, we may amend or supplement this prospectus from time to time to describe any specific plan of distribution.
In effectuating sales of common stock, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of usual and customary or specifically negotiated commissions, discounts, concessions or fees from the Selling Shareholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.
In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which would require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.
The Selling Shareholders and any broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act.

Under current applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of any sale of the shares being offered pursuant to this prospectus.
We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus, other than brokerage fees, commissions and any applicable transfer taxes, which will be paid by the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed, in the Purchase Agreements, to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the Selling Shareholders may be entitled to contribution. The Selling Shareholders have agreed, in the Purchase Agreements, to indemnify us against certain losses, claims, damages and liabilities that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, and we may be entitled to contribution.
The Selling Shareholders are not obligated to, and there is no assurance that the Selling Shareholders will, sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
DESCRIPTION OF CAPITAL STOCK
The following summary describes the material features of our capital stock. This summary is subject to, and qualified in its entirety by reference to, our Amended Articles of Incorporation (“Articles”) and our Regulations (“Regulations”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the Ohio General Corporation Law.
Authorized Capital Stock
Our authorized capital stock consists of 24,000,000 common shares, no par value per share, and 50,000 preferred shares, no par value per share. As of August 11, 2014, there were 10,933,739 common shares issued and outstanding, 598,855 common shares held by us as treasury shares, 230,166 common shares reserved for issuance upon the exercise of outstanding restricted stock, stock options and stock appreciation rights, and no preferred shares issued.
Common Shares
Liquidation Rights
Each common share entitles the holder thereof to share ratably in our net assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.
Subscription, Conversion and Redemption Rights
The holders of common shares do not have subscription or conversion rights, and there are no mandatory redemption provisions applicable to the common shares.
Dividends
As an Ohio corporation, we may, in the discretion of our Board of Directors, generally pay dividends to our shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiary, Peoples Bank. Thus, as a practical matter, any restrictions on the ability of Peoples Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by us.
Dividend payments from Peoples Bank are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of Peoples Bank to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations. Payments of dividends by Peoples Bank may be restricted at any time at the discretion of the applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or an unsound banking practice.
We are also subject to Federal Reserve policies that may, in certain circumstances, limit our ability to pay dividends. These policies require, among other things, that we maintain adequate capital above regulatory minimums. The Federal

Reserve may also determine, under certain circumstances relating to our financial condition, that the payment of dividends would be an unsafe or unsound practice and prohibit the payment thereof. In addition, the Federal Reserve expects us to serve as a source of strength to Peoples Bank, which may require us to retain capital for further investments in Peoples Bank, rather than use those funds for dividends for our shareholders.
Number of Directors
Our Regulations provide for our Board of Directors to consist of not less than nine and not more than fifteen directors. The number of Peoples directors is currently fixed at eleven.
Classification of the Board of Directors
Our Regulations provide for our Board of Directors to be divided into three classes, with the term of office of one class expiring each year.
Nomination of Directors
Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders of must comply with our Regulations regarding shareholder nominations. Shareholder nominations must be made in writing and delivered or mailed to our Corporate Secretary not less than 14 days or more than 50 days prior to any meeting of shareholders called for the election of directors. However, if less than 21 days notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders. Each nomination must contain the following information to the extent known by the nominating shareholder:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each proposed nominee;

•	the number of shares of capital stock beneficially owned by each proposed nominee and by the nominating shareholder; and

•	any other information required to be disclosed with respect to a nominee for election as a director under the SEC’s proxy rules.
Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director of if elected. Nominations not made in accordance with the above requirements and our Regulations will not be considered.
Voting Rights
Each holder of common shares has the right to cast one vote for each common share owned on all matters submitted to a vote of shareholders. No holder of common shares is entitled to the right of cumulative voting in the election of directors. The Articles provide that no holder of shares of any class of our capital stock is entitled to preemptive rights.
Our Articles contain special voting requirements that may be deemed to have anti-takeover effects. Specifically, pursuant to Article Seventh of the Articles, if any three members of our Board of Directors affirmatively votes against any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than 75% of the voting power of Peoples entitled to vote thereon shall be required to adopt:

•	a proposed amendment to our Articles;

•	proposed new regulations or an alteration, amendment or repeal of our Regulations;

•	an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations;

•	a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval;

•	a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of the property and assets of Peoples;

•	a proposed dissolution of Peoples; or

•	a proposal to fix or change the number of directors by action of the shareholders.
The written objection of a director to any such matter submitted to the President or Corporate Secretary of Peoples, not less than three days before the meeting of the shareholders at which any such matter is to be considered, will be deemed to be an affirmative vote by such director against such matter.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.

Anti-Takeover Effects of the Ohio General Corporation Law
Certain provisions of the Ohio General Corporation Law make a change in control of an Ohio corporation more difficult, even if desired by holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statues.
Ohio Control Share Acquisition Statute
Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute,” provides that specified notice and informational filings and special shareholder meeting and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.
An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both:

•	a majority of the voting power of the corporation in the election of directors represented in person or by proxy at the meeting; and

•	a majority of the voting power at the meeting exercised by shareholders, excluding:

•	the acquiring shareholder;

•	officers of the corporation elected or appointed by the directors of the corporation;

•	employees of the corporation who are also directors of the corporation; and

•	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.
An Ohio corporation may opt out of the provisions of the Ohio Control Share Acquisition Statute by adopting an appropriate amendment to its articles of incorporation or regulations. We have not amended our Articles or our Regulations to opt out of the provisions of the Ohio Control Share Acquisition Statute.
Ohio Merger Moratorium Statute
Chapter 1704 of the Ohio Revised Code, known as the “Ohio Merger Moratorium Statute,” prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors (an “interested shareholder”) for at least three years after the interested shareholder became such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation’s shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.
For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder (or persons related to the interested shareholder) are prohibited:

•	the disposition or acquisition of an interest in assets meeting thresholds specified in the statute;

•	mergers and similar transactions;

•	a voluntary dissolution;

•	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares;

•	a transaction that increases the interested shareholder’s proportionate ownership of shares of the corporation; and

•	the receipt of any other benefit that is not shared proportionately by all shareholders.
After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

•
the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation’s articles of incorporation), including at least a majority of the outstanding shares are excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a “fair market value” for their shares determined by the method described in the statute.

An Ohio corporation may opt out of the provisions of the Ohio Merger Moratorium Statute by adopting an appropriate amendment to its articles of incorporation. We have not amended our Articles to opt out of the provisions of the Ohio Merger Moratorium Statute.
LEGAL MATTERS
The validity of the securities offered under this prospectus will be posed upon by Dinsmore & Shohl LLP.
EXPERTS
The consolidated financial statements of Peoples appearing in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated or superseded by information contained in or incorporated by reference in this prospectus.
We incorporate by reference the following documents that we have filed with the SEC under the Exchange Act, except as noted below:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 and June 30, 2014, filed with the SEC on April 23, 2014 and July 24, 2014, respectively;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2014;

•
Current Report on Form 8-K filed with the SEC on each of January 21, 2014, January 23, 2014 (two Forms 8-K), January 28, 2014, February 19, 2014, April 4, 2014, April 7, 2014, April 21, 2014, April 22, 2014, April 24, 2014, April 28, 2014, May 30, 2014, July 2, 2014, July 22, 2014, July 25, 2014, August 4, 2014, August 7, 2014, August 22, 2014, September 2, 2014, September 3, 2014 and September 16, 2014; and

•
The description of Peoples’ common stock, no par value, contained in Peoples’ Registration Statement on Form 8-A dated July 20, 1993, and any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until any offering hereunder is completed:

•	any reports filed pursuant to Section 13(a) or Section 13(c) of the Exchange Act;

•	any document filed pursuant to Section 14 of the Exchange Act; and

•	any reports filed pursuant to Section 15(d) of the Exchange Act.

Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02. Results of Operations and Financial Condition,” or “Item 7.01. Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K into this prospectus.
Statements contained in this prospectus or any accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to in this prospectus or any accompanying prospectus supplement do not purport to be complete, and, where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document which is also deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus or any accompanying prospectus supplement. Requests should be directed to: Peoples Bancorp Inc., 138 Putman Street, Marietta, Ohio 45750, Attention: Investor Relations, (740) 373-3155.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information about us and the securities that may be sold under this prospectus, you should refer to our registration statement and its exhibits. As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s Internet site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.peoplesbancorp.com. The information on the SEC Internet site and on our Internet site is not a part of this prospectus. You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

1,847,826 Shares of Common Stock
Offered by Selling Shareholders

September 16, 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated (except for the SEC registration fee) fees and expenses payable by us in connection with the sale and distribution of the securities registered hereunder (excluding any underwriting discounts and commissions):

SEC registration fee	$5,585.86
Printing and engraving expenses	$—
Legal fees and expenses	$6,000.00
Accounting fees and expenses	$5,000.00
Transfer agent fees and expenses	$3,000.00
Trustee fees and expenses	$—
Miscellaneous	$—
Total	$19,585.86
Item 15. Indemnification of Directors and Officers.
(a)    Ohio General Corporation Law
Division (E) of Section 1701.13 of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Division (E) of Section 1701.13 provides:
(E) (1)    A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.
(2)    A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
(a)    Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b)    Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
(3)    To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.
(4)    Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
(a)    By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
(b)    If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
(c)    By the shareholders;
(d)    By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.
(5) (a)    Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:
(i)    Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
(ii)    Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
(b)    Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.
(6)    The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision is in effect at the time of that act or omission explicitly authorizes the elimination or impairment after the act or omission has occurred.

(7)    A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
(8)    The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
(9)    As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.
(b)    Peoples Bancorp Inc. Code of Regulations
Our Code of Regulations contains the following provisions with respect to the indemnification of directors and officers:
ARTICLE FIVE
INDEMNIFICATION AND INSURANCE
Article Five - Indemnification and Insurance
Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.
Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:
(A)    the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B)    the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.
Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.
Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.
Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:
(A)    if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or
(B)    if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.
Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.
Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:
(A)    A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and
(B)    References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.
Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.
(c)    Insurance
Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 16.     Exhibits and Financial Statement Schedules
The exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.     Undertakings.

(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on September 16, 2014.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski	September 16, 2014	President, Chief Executive Officer and Director
Charles W. Sulerzyski

/s/ Edward G. Sloane	September 16, 2014	Executive Vice President, Chief Financial Officer
Edward G. Sloane		and Treasurer (Principal Financial and Accounting Officer)

/s/ Tara M. Abraham*	September 16, 2014	Director
Tara M. Abraham

/s/ Carl L. Baker, Jr.*	September 16, 2014	Director
Carl L. Baker, Jr.

/s/ George W. Broughton*	September 16, 2014	Director
George W. Broughton

/s/ David F. Dierker*	September 16, 2014	Director
David F. Dierker

/s/ Richard Ferguson*	September 16, 2014	Chairman of the Board and Director
Richard Ferguson

/s/ James S. Huggins*	September 16, 2014	Director
James S. Huggins

/s/ Brenda F. Jones, M.D.*	September 16, 2014	Director
Brenda F. Jones, M.D.

/s/ David L. Mead*	September 16, 2014	Director
David L. Mead

/s/ Susan D. Rector*	September 16, 2014	Director
Susan D. Rector

/s/ Thomas J. Wolf*	September 16, 2014	Director
Thomas J. Wolf

 * The above-named directors of the Registrant sign this Registration Statement on Form S-3 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-3 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location
4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 0-16772)
4.2	Loan Agreement, dated as of December 18, 2012, between Peoples Bancorp Inc., as Borrower, and U.S. Bank National Association, as Lender	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Current Report on Form 8-K, dated and filed December 21, 2012 (File No. 0-16772) (“Peoples’ December 21, 2012 Form 8-K”)
4.3	Revolving Credit Note in the principal sum of $5,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.2 to Peoples’ December 21, 2012 Form 8-K
4.4	Term Note in the principal sum of $24,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.3 to Peoples’ December 21, 2012 Form 8-K
4.5	Negative Pledge Agreement, dated December 18, 2012 between Peoples Bancorp Inc. and U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.4 to Peoples’ December 21, 2012 Form 8-K
5.1	Opinion of Dinsmore & Shohl LLP	Filed herewith
23.1	Consent of Independent Registered Public Accounting Firm - Ernst & Young LLP	Filed herewith
23.2	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith